Exhibit 10.7

Employment Letter Agreement with Tyler Loy Effective April 1, 2019

March 26, 2019

Dear Tyler:

On behalf of The ONE Group (the “Company”), it is our pleasure to promote you to the position of Chief Financial Officer.

This letter sets forth the terms and conditions of your employment with the Company.  Please review carefully and contact me if you have any questions.

Title:Chief Financial Officer.

Reporting to:Emanuel Hilario, President & CEO.

Direct Reports:Sara Montalvo, Director of Corporate and Restaurant Accounting, Kelley Epps, Corporate Controller, Shannon Lucero, Director of Shared Services, Joe McHugh Director of Regional Marketing, Josh Fanning Director of Digital Marketing, Bailey Keefe Director of Creative, and Doug Van Noort.

Responsibilities:Initial responsibilities include but not limited to accounting, finance, planning and analysis, strategy, marketing, purchasing, business development support including leasing and landlord relations.

Start Date:4/1/2019.

Base Salary:    Your base salary will be at a rate of $4,807.69 weekly ($250,000.00 annually) less applicable tax and other withholdings.  Salary is payable according to the Company’s regular weekly payroll schedule.

Stock Option:Subject to the approval of the Company’s Board of Directors, you will be granted RSUs in an aggregate amount of 15,000 shares of The ONE Group’s Common Stock pursuant to The ONE Group’s Equity Incentive Plan. Your RSUs will vest over three years from grant date. One third (1/3th) of the shares vest one year after the grant date, and on third (1/3th) of the shares vest annually thereafter over the next two years.

Bonus:     Annual bonus up to 40% of salary based on the company’s bonus plan.

Benefits: Same as current.

Vacation:Vacation accrual will begin at 2.3077 hours per pay period, which is equivalent to three weeks on an annual basis.

Personal/

Sick Days:Personal/Sick days are allotted at 5 each calendar year.

Expenses:Normal and reasonable commuting expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form.

Change of

Control:In the event of a change in control as defined in the Employee Equity Program, the Company will pay you twenty six (26) of salary paid weekly based on the Company’s then in place payroll practice.

Tyler, we are extremely excited to have you continue your employment with The ONE Group in your new role as we grow the business.  We are confident of the positive impact you will make.  If the terms described above are acceptable, please sign below, return the original to me, and keep a copy for your records.  We look forward to working closely with you.

This offer is not intended to be a contractual obligation to hire the individual indicated herein other than as an Employee-at-will.  The company is not extending an employment agreement to the prospective to employee, and if employed, the employee may be terminated at will and without further obligation other than that as required pursuant to law.

Very truly yours,

/s/ Emanuel P.N. Hilario
Emanuel “Manny” Hilario Chief Executive Officer The ONE Group

AGREED AND ACCEPTED:

/s/ Tyler Loy
Tyler Loy